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ATMEL CORPORATION

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Atmel Corporation issued the following press release on May 1, 2007.

NEWS RELEASE

Atmel Reports Selected Financial Results for First Quarter 2007
SAN JOSE, CA, May 1, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced unaudited selected financial results for the first quarter ended March 31, 2007. All references to revenues exclude those provided by the Company’s former Grenoble subsidiary, which was sold in July 2006.
First quarter 2007 revenues totaled $391.3 million, a 2% decrease compared to the $400.8 million reported in the first quarter of 2006, excluding Grenoble, and a decrease of 4% compared to the $408.9 million reported in the fourth quarter of 2006.
The Company’s cash position, net of debt, grew by $34.5 million during the first quarter of 2007. The Company’s cash, cash equivalents and short-term investments increased to $478.7 million at March 31, 2007, from $466.8 million at December 31, 2006, while long term debt (current and long term portions) decreased to $146.4 million at March 31, 2007, from $169.0 million at December 31, 2006.
First Quarter 2007 and Recent Highlights
•	Atmel Introduces Optimized AVR Flash Microcontrollers for USB Full-Speed Peripherals

•	Atmel Introduces the World’s Lowest Power 32-bit Flash MCU with Ethernet and USB

•	Atmel Unveils Stand-alone LIN 2.0 Transceiver IC with Industry’s Best EMC Performance

•	Atmel Launches LF RF IDIC with Unique ID and Unsurpassed Read/Write Performance

•	Atmel Launches RF Chipset with Industry’s Highest Integration Level for 5.8 GHz Cordless Phone Applications

•	Atmel Announces Low Cost RF WiMAX Transceiver
“Our revenues for the first quarter achieved the high end of our guidance as business continued to strengthen throughout the period, especially for our proprietary products. Sales of our microcontroller products grew by 9% sequentially and approximately 19% compared to the first quarter of 2006.

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

Particularly noteworthy is that our proprietary AVR microcontroller products grew a remarkable 17% sequentially,” stated Steven Laub, Atmel’s President and Chief Executive Officer. “As we enter the second quarter, we are very pleased to report that we anticipate sequential revenue growth due to continued strength of our proprietary products.”
Mr. Laub added, “We are on-track in the implementation of the restructuring and cost-savings initiatives that we announced in December, and we anticipate announcing and implementing additional strategic initiatives throughout 2007 as we position Atmel for sustainable and profitable growth.”
Outlook
The Company anticipates second quarter 2007 revenues will be up 1% to 4% on a sequential basis.
Stock Option Investigation
As previously announced, the Audit Committee of the Company’s Board of Directors has substantially completed its independent investigation regarding the timing of the Company’s past stock option grants and practices relating to such grants. As a result of the measurement date errors identified in the Audit Committee’s investigation, the Company has determined that material stock-based compensation adjustments are required for measurement date errors in the period beginning in 1993 and continuing through January 2004. The Company estimates that aggregate non-cash stock-based compensation expenses for the period from 1993 through 2005, excluding related income tax adjustments, will be approximately $125 million. Any such compensation expenses would have the effect of decreasing net income or increasing net loss and decreasing retained earnings or increasing accumulated deficit as reported in the Company’s historical financial statements.
The financial information in this release was compiled by the management of Atmel Corporation and has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information is preliminary and subject to potentially material adjustment depending on the ultimate outcome upon completion of the Company’s independent investigation regarding the timing of past stock option grants and other potentially related issues. Any reliance placed on this unaudited and unreviewed financial information is to be done with the full understanding and acceptance of the foregoing uncertainties. As a result of the continuing investigation, the Company does not believe it will file its Form 10-Q for the first quarter ended March 31, 2007 by the due date of May 10, 2007 and is unable to provide additional financial information for the first quarter of 2007 at this time.
Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the first quarter selected financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-634-5185. The conference ID number is 6101654 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast can be accessed at http://www.atmel.com/ir/ and will be archived for 12 months.
A replay of the May 1, 2007 conference call will be available today at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 6101654.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expectations for second quarter 2007 revenues, statements about Atmel’s restructuring plans and other initiatives, statements regarding demand for semiconductor products, statements regarding Atmel’s future growth potential and statements regarding the description, amount and timing of pre-tax, non-cash stock-based compensation charges and the effects of the charges on the Company’s past financial statements. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the discovery of additional information relevant to the independent investigation, any additional conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants and the impact of the independent investigation on the amount and timing of previously recorded stock-based compensation and the impact of other potentially related issues, the timing of review and conclusions of the Company’s independent registered public accounting firm regarding the Company’s stock option grants and related accounting, accounting adjustments to the Company’s financial statements for certain periods, the application of accounting or tax principles in an unanticipated manner, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q report filed on May 10, 2006.
The Audit Committee has not fully completed its work in connection with its review of past stock option grants and other potentially related issues, including with regard to the accounting and tax implications of the stock option investigation, and the determinations discussed in this press release are preliminary. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449

Atmel Corporation
Selected Financial Highlights
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Net revenues (excluding Grenoble)	$391.3	$408.9	$400.8
Net Grenoble revenues	$0.0	$0.0	$36.0

Revenues by Business Segment
ASIC (excluding Grenoble)	28.4%	31.1%	30.9%
Microcontroller	27.5%	24.1%	22.7%
RF and Automotive	22.1%	22.1%	22.5%
Non-Volatile Memory	22.0%	22.7%	23.9%

Revenues by Geography (excluding Grenoble)
Asia	49.7%	52.0%	50.3%
Europe	36.5%	34.8%	32.4%
Americas	13.8%	13.2%	17.3%

	March 31,	December 31,	March 31,
	2007	2006	2006

Assets
Cash and cash equivalents	$420.0	$410.5	$328.9	(Note 1)
Short-term investments	$58.7	$56.3	$54.8
Accounts receivable, net	$215.9	$227.0	$253.0

Liabilities
Current portion of long-term debt	$36.4	$38.3	$104.8
Current and long-term portion of debt related to assets held for sale	$58.2	$70.7	—	(Note 2)
Convertible notes	—	—	$144.1

Long-term debt less current portion	$51.8	$60.0	$116.9

(Note 1)	March 31, 2006 cash and cash equivalents exclude balances held by our former Grenoble subsidiary.

(Note 2)	Short-term and long-term debt related to assets held for sale at North Tyneside, UK.